EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of May ____, 2013

between

PANACHE DISTILLERY LLC

and

DOUGLAS JOINT VENTURE, EMPIRE JOINT VENTURE

AND V-3 JOINT VENTURE, LLC

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May ___, 2013 (the “Effective Date”) by and between Panache Distillery LLC, a Florida limited liability company (“Buyer”), and Douglas Joint Venture, a Florida general partnership, Empire Joint Venture, a Florida general partnership, V-3 Joint Venture, LLC, a Florida limited liability company (“V-3,” and collectively with Empire Joint Venture and Douglas Joint Venture, the “Seller” or “Sellers”). Seller, together with Buyer, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller owns the Purchased Assets and excluding, for the avoidance of doubt, the assets comprising the Excluded Assets, is hereinafter referred to as the “Business”; and

WHEREAS, Buyer desires to purchase the Purchased Assets from Seller, and Seller desires to sell the Purchased Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Accounts Receivable” means all trade receivables, accounts receivable, accrued receivables and other monies receivable relating to or arising out of the Business.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement.

“Bill of Sale and Assignment and Assumption Agreement” means that certain agreement, in the form attached hereto as Exhibit A, to be entered into between Buyer and Seller;

“Business” has the meaning set forth in the recitals hereto. For the avoidance of doubt, the Business shall include only the ownership of the Purchased Assets, but shall not be deemed to include the Empire Business, the operations or business of Empire or the use of the Purchased Assets by Empire.

“Business Day” means any day other than a Saturday, a Sunday or a day which is a United States federal holiday.

 “Closing Date” means the date of the Closing as set forth in Section 2.7.

"“Confidential Information” means all confidential documents and information concerning the Business, Seller or any Affiliate of Seller (whether or not such information is embodied in writing or other physical form); provided, however, that, for the avoidance of doubt, Confidential Information shall not include any information that can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or any of its Affiliates or any of their advisors or representatives or (iii) later lawfully acquired by Buyer on a nonconfidential basis from sources other than Seller or its Affiliates or agents, which sources, upon reasonable inquiry, owe no duty of confidentiality to Seller or its Affiliates or agents.

“Damages” mean demands, claims, actions or causes of action, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent), costs and expenses, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable attorneys' fees and expenses), provided, however, that "Damages" shall not be deemed to include any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value based on any type of multiple. Damages shall be net of any insurance proceeds actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

“Empire” means Empire Wineries, L.L.C., a Florida limited liability company that is not affiliated with any of the Parties.

“Empire Business” means that certain winery and distillery business utilizing, in part, the Purchased Assets and which was operated on the Real Property in 2012 and the first part of 2013 under the terms of the “Lease Agreement” (as hereinafter defined). .

“Environmental Law” means any and all federal, state and local laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees or codes, relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof (including those relating to design, formulation, packaging, shipping or use of products to reduce risks to health, safety or the Environment) in existence at the time of Closing.

“Excluded Assets” means any cash or receivables on hand or owed to Seller at time of Closing.

“Hazardous Substance” means all pollutants and contaminants, and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law.

“Intellectual Property” means tangible or intangible proprietary information and materials associated with or used in connection with the conduct of the Business.

“Liability” means any liability, claim or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

“Lease Agreement” means that certain “Equipment and Premises Lease Agreement and License and Distribution Agreement” dated as of April 10, 2012 entered into between Seller and Empire.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, policy, procedure, statute or treaty.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

 “Material Adverse Effect” when used with respect to the Business means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or is reasonably likely to be materially adverse to (a) the business, operations, assets, liabilities, financial condition or results of operations of the Business taken as a whole or (b) the ability of Seller or Buyer to consummate any transaction contemplated by this Agreement or any Ancillary Agreements, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or property or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) any change, effect or circumstance resulting from the joint announcement of this Agreement; or (v) conditions caused by acts of terrorism or war (whether or not declared) or acts of God.

 “New Lease” shall mean a lease to be entered into between Seller and Buyer wherein Buyer is to take immediate possession of the Real Property and all Personal Property therein upon the effective date of such , the terms of which are more particularly described in Section 7.8, below.

“Ordinary Course of Business” shall mean an action which is consistent with the past practices of the Business and is taken in the ordinary course of the day-to-day operations of the Business.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance), but does not include de minimis quantities that would not require corrective action pursuant to any Environmental Law.

“Required Permits” shall mean:

(a) Permits and other licenses to be obtained from federal and state authorities specifically authorizing the Seller to operate and run a distillery on the Real Estate in compliance with Legal Requirements including without limitation a DSP permit and distillery license;

(b) an occupational License in the name of the Buyer complying with any legal requirements.

"To Seller's Knowledge", "Known to Seller" and words of similar import shall mean and refer only to the current actual knowledge of the Designated Persons (as hereinafter defined) and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other representative, agent or employee of Seller, or any Affiliate of Seller, or any Affiliate thereof other than the Designated Persons or to impose upon such Designated Persons any duty to investigate the matter to which such actual knowledge, or the absence therefore, pertains. As used herein, the term “Designated Persons” shall solely refer to the following persons: Douglas Zahm and Spencer Wolf, and all other partners of the Sellers.

“Transaction Confidential Information” means the agreement of Buyer and Seller set forth in this Agreement and in the Letter of Intent dated May 1, 2013, the negotiations and communications between Buyer and Seller, and the representatives of each, relating to this transaction and any information or result of investigations obtained by Buyer in its due diligence investigations.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all right, title and interest of Seller in, to and under the following assets (the “Purchased Assets”):

(a) the real property, including all improvements thereon, listed on Schedule 2.1(a) to this Agreement (collectively, the “Real Property”);

(b) all personal property and interests therein owned by Seller which is located on the Real Property, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts, fuel and other tangible property, other than in the Excluded Assets, including without limitation to the F.F.&E. listed on Schedule 2.1(b) to this Agreement (“Personal Property”);

(c) all raw materials, work-in-process, finished goods, supplies and other inventories which are owned by Seller in connection with the Empire Business (“Inventory”);

(d) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments (collectively, the “Contracts”) listed on Schedule 2.1(d) to this Agreement (collectively, the “Assumed Contracts”);

(e) all prepaid expenses and deposits set forth on Schedule 2.1(e) to this Agreement (”Deposits”);

(f) all of the Business Intellectual Property; and

(g) all transferable Permits, if any.

2.2 Excluded Assets. Buyer expressly understands and agrees that Buyer is not acquiring any interest in any, or any assets owned by Empire ("Excluded Assets”).

(a) cash and cash equivalents, bank accounts and securities of the Seller;

(b) Accounts Receivable of Seller;

(c) the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable law and is required by applicable law to retain;

(d) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(e) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(f) any assets of Seller that do not directly pertain to the Real Property or the Personal Property located thereon, or the Empire Business;

(g) any assets of Empire, including contracts between Empire and third parties pertaining to the Empire Business;

2.3 Intentionally Omitted.

2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is not assuming any Liability of Seller of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be assumed by the Buyer for the purposes of this Agreement:

(a) any and all liabilities and obligations of Seller for Taxes (including without limitation, A.T.F. taxes) provided that real estate taxes for the year of Closing and pre-paid deposits on account of tax liability that are actually transferred to Buyer and relate to periods following the Closing, shall be prorated;

(b) all claims attributable to Seller’s ownership and/or operation of the Business for all periods to and including the Closing Date relating to any employment relationship including salary, payroll taxes, accrued vacation or paid leave, severance compensation, payments due on account of benefits provided to employees, including health, disability or life insurance, liabilities for workmen’s compensation or other employment based claims and liabilities on account of maintenance and termination of any pension plan, 401(k) plan or other deferred compensation arrangement for the benefit of its employees, including claims for breaches of applicable labor laws and/or payments to comply with requirements of applicable laws whether as a remedy under such laws for failure to comply with such law or in lieu of compliance with statutory requirements including notice requirements.

(c) any Liability with respect to any indebtedness for borrowed money including without limitation: (i) any debt owed to JJR Investments evidenced by a Promissory Note and First Mortgage (recorded in Official Records Book 8767 at Page 1762 of the Public Records of Pasco County, Florida), (ii) that certain Notice of Lien in favor of Pasco County Utilities (Official Records Book 8734 Page 2179), (iii) any interest of Randall Oser and Empire International LLC whose interest were not excluded in the final judgment of foreclosure; and (iv) any interest of Aegis Business Credit by virtue of a recorded UCC-1, all of which must be discharged at closing;

(d) all claims attributable to Seller’s ownership and/or operation of the Business for all periods to and including the Closing Date on account of defective product of whatever nature, whether in contract or in tort;

(e) all claims on account of any Contract, including Assumed Contracts, arising out of time periods prior to the Closing Date;

(f) all claims attributable to Seller’s ownership and/or operation of the Business for all periods to and including the Closing Date for personal injury or property damage, of whatever nature, including without limitation, workmen’s compensation, negligent operation of rolling stock, products liability or other tort based claim of any nature;

(g) all claims attributable to Seller’s ownership and/or operation of the Business for all periods to and including the Closing Date for environmental contamination, infringement of intellectual property rights, anti-competitive or unfair trade practices, building and zoning violations or other violation of applicable laws (federal, state and local).

2.5 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their commercially reasonable diligent effort (but without the obligation to expend any money by Seller or Buyer or to initiate any lawsuits) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, then at Buyer’s option (i) Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto or (ii) Buyer shall have the right to terminate this Agreement. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

2.6 Purchase Price.

(a) Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) is (i) $4,400,000.00 in cash, subject to adjustment as provided here. The Purchase Price shall be allocated $700,000 to the Real Property (but such valuation shall explicitly exclude fixtures) and $3,700,000 to all of the remaining Purchased Assets. The Purchase Price shall be paid as provided below:

(i) An earnest money deposit in the amount of $250,000 (the “Deposit”) shall be deposited in escrow with The Verona Firm, PLLC (“Escrow Agent”) within one business day following the Effective Date of this Agreement. The Deposit, and any interest earned thereon, shall be credited towards the Purchase Price at Closing. The Deposit shall be non-refundable except in the event any of the following occur: (a) Seller defaults by failing to close as provided in this Agreement; or (b) Buyer timely terminates this Agreement as provided in Section 12.1 below; or (c) a failure of a condition to close pursuant to Article IX of this Agreement (but not when such failure was within Buyer’s control ); or (d) Buyer properly exercising any other termination right expressly set forth in this Agreement. If any such event shall occur, the Deposit, plus accrued interest, shall be immediately refunded to Buyer, otherwise it shall be paid to Seller as liquidated damages and as consideration for the execution of this Agreement.

(ii) Buyer will execute a promissory note in favor of Seller in the principal sum of TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($2,700,000.00) (the “Note”), which Note shall be secured by a first mortgage, security agreement, collateral assignment of leases and rents, and fixture filing, which shall be a first lien on the Real Property and the remaining Purchased Assets (“Purchase Money Mortgage”), and, at Seller’s option, a security agreement with appropriate UCC filings (“Security Agreement”). The Note and Purchase Money Mortgage and Security Agreement shall be in form and content acceptable to Seller. The debt evidenced by the Note will: (a) accrue interest at a rate of 6% per annum, with a default rate of 12% and a 5% fee on the amount of any late payments remaining delinquent after fifteen (15) days grace period; and (b) be payable in semi-annual installments of interest only due on the last day of March and September; (c) mature thirty six (36) months from the Closing Date; (d) be secured by a first lien on the Real Property and any equipment sold hereunder; (e) be prepayable without penalty; and (f) subject to rights of set off against the next ensuing payments in the event of a breach by Seller of any representation or warranty as provided herein, provided that any amount set off by the Buyer shall be paid in to escrow with a mutually acceptable escrow agent at the time such amount(s) would otherwise have been due to Sellers and until such time as an dispute is resolved relating to such amount set off; and (g) specifically not preclude the placement of a second mortgage on the Property as long as it is specifically inferior and subordinate to the Purchase Money Mortgage. The Purchase Money Mortgage and the Security Agreement shall include a due on sale clause, shall allow for the sale and removal of equipment as needed by the Buyer with a value not to exceed, in the aggregate, $250,000.00, and shall allow for the substitution of collateral with similar equipment of equal or greater value which will replace such removed collateral, if any, and other provisions typically found in commercial mortgage and security agreements in favor of institutional lenders.

(iii) At closing, subject to prorations as hereafter described, the balance of the Purchase Price (less the Deposit and any prorations hereunder) will be wire transferred to Seller, as will the remainder of the Deposit.

2.7 Closing. Unless this Agreement has been terminated pursuant to Article XI of this Agreement and subject to the satisfaction or waiver of the conditions of Article IX of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the earlier of (i) November 15, 2013 or (ii) thirty (30) days following satisfaction or written waiver by Buyer of all of the conditions set forth in Section 9.2 of this Agreement, at the offices of Trenam Kemker, P.A. Notwithstanding the foregoing, Buyer may extend the Closing Date by thirty (30) days (or such longer time period if and as may be mutually agreed by the Parties) by providing notice to Seller if all Conditions Precedent are not met as of November 15, 2013. If all Conditions Precedent to Buyer’s obligation to close are not met by the Closing Date (as extended), Buyer may either waive the same and close or terminate this Contract and obtain the return of its Deposit whereupon both parties shall be relieved of liability hereunder. At the Closing:

(a) Deliverables to Buyer. Buyer shall have received each of the following:

(i) each of the Ancillary Agreements executed by Seller, in each case substantially in the form attached as an Exhibit to this Agreement;

(ii) without prejudice to Buyer’s rights under Section 9.2 of this Agreement and Articles X and XI of this Agreement, revised Disclosure Schedules, if any, to this Agreement updating the information shown thereon to the Closing Date;

(iii) a certificate of status as to Seller(s) issued by the Secretary of State of its state of organization, or an affidavit of partnership;

(iv) a certification by an officer of Seller(s) certified as of the Closing Date as to:

(A) the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements and related certificates Seller is required to execute and deliver pursuant to the terms of this Agreement;

(B) the incumbency of the officers of Seller(s) authorized to execute and deliver this Agreement and the Ancillary Agreements; and

(C) the organizational actions required for Seller(s) to enter into this Agreement and the Ancillary Agreements (e.g. corporate resolutions);

(v) with respect to the Real Property:

(A) a duly executed and acknowledged special warranty deed for each parcel of Real Property (each a “Deed”) subject to the “Permitted Exceptions” (as hereinafter defined); and

(B) an affidavit concerning parties in possession and mechanics’ or material men’s liens with respect to the Real Property, in form and substance necessary to induce the “Title Company” to delete the exceptions for such matters from the “Title Commitment” as hereinafter defined;

(vi) a certificate pursuant to Section 9.2(c) of this Agreement and a certificate pursuant to Section 9.2(d) of this Agreement;

(vii) appropriate organizational documentation from the selling entities as reasonably required by the Title Company.

(viii) Evidence of termination of the Lease Agreement.

(ix) all such instruments, documents and certificates as may be reasonably requested by Buyer that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

(b) Deliverables to Seller. Seller shall have received each of the following:

(i) each of the Ancillary Agreements executed by Buyer, in each case substantially in the form attached as an Exhibit to this Agreement;

(ii) the Purchase Price, subject to prorations and credits in this Agreement;

(iii) a certificate of status as to Buyer issued by the Secretary of State of its state of organization;

(iv) a certification by an officer of Buyer certified as of the Closing Date as to:

(A) the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements and related certificates Buyer is required to execute and deliver pursuant to the terms of this Agreement;

(B) the incumbency of the officers of Buyer authorized to execute and deliver this Agreement and the Ancillary Agreements; and

(C) the corporation actions required for Buyer to enter into this Agreement and the Ancillary Agreements;

(v) a certificate pursuant to Section 9.3(c) of this Agreement;

(vi) evidence that Buyer has obtained the Transferable Permits and all other Required Permits;

(vii) the Note, Purchase Money Mortgage; and

(viii) all such instruments, documents and certificates as may be reasonably requested by Seller that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates and any other provision of this Agreement to which such section or subsection reasonably relates) (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

3.1 Corporate Existence and Power. Sellers are all duly organized, validly existing and in good standing or active status under the laws of Florida. The Sellers have all powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted, except for those governmental licenses, authorizations, consents and approvals where the failure to have them would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of Seller as currently in effect.

3.2 Corporate Authorization. The execution, delivery and performance by each of the Sellers of this Agreement and each of the Ancillary Agreements, and the consummation by each of the Sellers of the transactions contemplated hereby and thereby are within Sellers’ authorization powers and have been duly authorized by all necessary entity action on the part of each. Each of this Agreement and each Ancillary Agreement to which Sellers are a party have been duly executed and delivered by Sellers and constitutes a valid and binding agreement of Sellers, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation at the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the corporate charter or bylaws of Seller, (b) assuming compliance with the matters referred to in Section 3.3 of this Agreement, contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller, (c) assuming compliance with the matters referred to in Section 3.3 of this Agreement and the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of Seller, or to a loss of any material benefit relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or (d) result in the creation or imposition of any Lien on any Purchased Asset.

3.5 Absence of Certain Changes. Between the Effective Date and the day of Closing, there will not be any Material Adverse Effect or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or delay past December 31, 2013 Seller's ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements. In addition there will not be:

(a) a transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller, or termination, of any Assumed Contract or other right, in either case, material to the Business, other those contemplated by this Agreement;

(b) a settlement of any claim, action, suit, audit, charge, investigation or proceeding with respect to the Business, other than in the Ordinary Course of Business of Seller; or

(c) or an agreement, undertaking or commitment to do any of the foregoing.

3.6 Real Property. With respect to each such parcel of Real Property, to Seller’s Knowledge: (i) Seller was vested with fee title by virtue of the execution and delivery of that certain Amended Certificate of Title dated May 25, 2012, recorded in O.R. Book 8704, Page 2192, Public Records of Pasco County, Florida and Seller has not executed or recorded any instruments which affect Seller’s title to the Real Property; ; (ii) there are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Real Property which would reasonably be likely to have a Material Adverse Effect on the current use, occupancy or value thereof; (ii) there are no contracts granting to any Party or Parties the right of use or occupancy of any portion of the parcels of Real Property, other than the easements as set forth in the “Existing Exceptions”; and (iv) no person, firm or corporation or other entity has any right or option to acquire any portion of the parcels of Real Property from Seller.

3.7 Title to Personal Property and Inventorys. Buyer’s obligation hereunder are conditioned upon the consummation of the transactions contemplated hereby resulting in Buyer having obtained good and marketable title in and to each of the Personal Property and Inventory in their then AS-IS condition, free and clear of all Liens and claims of third parties including any claim from Empire International LLC or Randall Oser as provided for in the “Agreed Order Clarifying Final Judgment of Foreclosure” recorded in Official Records Book 8664 at Page 2687, of the Public Records of Paso County, Florida.

3.8 Litigation. Except as disclosed on Schedule 3.8 to this Agreement, there is no claim, action, suit, audit, charge, investigation or proceeding pending against, or, to Seller’s Knowledge, threatened against or affecting, the Business, or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority in that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which in any way would affect Buyer’s rights in the Purchased Assets and the material benefits to be derived from those Purchased Assets .

3.9 Material Contracts.

(a) Certain Contracts. Except for the Contracts disclosed on Schedule 3.9 to this Agreement, or entered into in connection with the transactions contemplated herein, as of the date of this Agreement, in connection with the Business, Seller is not a party to or subject to any other contract or agreement:

(b) Void and Binding Agreements. Each Assumed Contract is a valid and binding agreement of Seller and, to Seller’s Knowledge, is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Assumed Contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

3.10 Insurance Coverage. Schedule 3.10 to this Agreement lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the Business and operations of the Business. Seller has made available to Buyer true and complete copies of all insurance policies and fidelity bonds listed on Schedule 3.10 to this Agreement. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such insurance policies and fidelity bonds remain in full force and effect. Buyer acknowledges that none of the insurance policies or fidelity bonds set forth on Schedule 3.10 to this Agreement are transferable or shall be transferred to Buyer after the Closing Date and Buyer shall acquire its own insurance policies and fidelity bonds to cover the Purchased Assets, the Business and operation of the Business and its employees after the Closing Date (such insurance policies and fidelity bonds of Buyer, collectively, “Buyer’s Insurance Policies and Fidelity Bonds”).

3.11 Permits.

(a) Permits. Schedule 3.11(a)(i) to this Agreement lists, to Seller’s Knowledge, each governmental license, permit, concession or franchise (a “Permit”) material to the Business and required to allow for Buyer’s use, production and distillation of alcohol and alcohol products upon the Real Property by utilizing the Purchased Assets whether or not in the Seller’s name, and notes whether any Seller holds such a Permit in its name. Seller agrees to transfer such Permits (if any) that are transferable, to Buyer at Closing (the “Transferable Permits”).

(b) No Defaults. Seller is not in default under, and to Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect

3.12 Employees. Seller represents that it has no employer agreements of any nature associated with the Business, any and all employees on site shall be immediately removed pursuant to the termination of the Lease Agreement.

3.13 Environmental Compliance. With respect to the Purchased Assets subject to this Agreement:

(a) Environmental Laws. To the Knowledge of Seller, Seller has been in substantial compliance with all Environmental Laws with respect to the Business, except where the failure to comply with such Environmental Law would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Environmental Permits. To Seller’s Knowledge, Seller has applied for and received all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required pursuant to all Environmental Law (collectively, “Environmental Permits”) with respect to the Business as currently conducted, and Schedule 3.13(b) shall list all such Environmental Permits of which any Seller is aware. To the knowledge of Seller, no suspension or cancellation is threatened and there is no basis for believing that any Environmental Permit with respect to the Business will not be renewable upon expiration, assuming identical operations and circumstances, except as may be expressly provided or set forth in such Permits.

(c) Violations. To the Knowledge of Seller, Seller has not received any written notice alleging the present violation of any Environmental Laws or Environmental Permits in connection with the Real Property and no unauthorized storage, treatment, discharge or disposal of hazardous waste or substance has been made by Seller in connection with the Real Property, except in substantial compliance with applicable Environmental Laws and Environmental Permits.

(d) Environmental Investigation. During the three (3) years prior to the Effective Date, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by Seller relating to any of the Real Property in connection with the Business that has not been delivered to Buyer.

3.14 Transactions with Affiliates.

(a) General. There are no agreements, loans, leases, royalty agreements or other continuing transactions, other than employment agreements and other benefit and compensation arrangements entered into in the ordinary course of the Business and in accordance with past practices, between Seller and any officer, member, partner, manager, director or stockholder of Seller or any of their Affiliates (“Interested Person”) with respect to the Business.

(b) Contractual Relationships. To the Knowledge of Seller, no Interested Person has any contractual relationship (including that of creditor or debtor) with the Business other than such relationships as result solely from being an employee, officer, director or stockholder of Seller.

3.15 Finders’ Fees. Except for Ryan Griffin, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.16 Inventories. All Inventories included in the Purchased Assets are being sold on an "as is, where is" basis. The Business is not in possession of any Inventories included in the Purchased Assets not owned by Seller other than in the Ordinary Course of Business. Buyer shall have the right to ownership and use of all Inventories upon the Effective Date.

3.17 Compliance With Legal Requirements.

(a) Except as set forth in Schedule 3.17 to this Agreement and except for specific representations and warranties made elsewhere by Seller in this Agreement or the Ancillary Agreements:

(i) the Business is in compliance with all Legal Requirements applicable to the conduct of the Business or the ownership of the Purchased Assets, except for those Legal Requirements where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect; and

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement relating to the Business that would have a Material Adverse Effect or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action relating to the Business that would have a Material Adverse Effect.

3.18 Cooperation. Seller will cooperate with Buyer in its efforts to procure all Required Licenses and promptly execute any and all applications reasonably required for the same.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

4.1 Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.2 Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the limited liability company powers of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Organization of Buyer and shall deliver such certificates of incumbency and authority as reasonably sufficient to evidence the authorizations herein set forth.

4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not require the consent of any third party or any action by or in respect of, or filing with, any governmental body, agency, official or authority.

4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.3 of this Agreement, contravene or conflict with any provision of any Contract, law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any of its Affiliates.

4.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

4.6 Finders’ Fees. Except for Tony Casoria, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF SELLER

Seller agrees that:

5.1 Conduct of the Business Prior to and Subsequent to New Lease. Except as contemplated by this Agreement or to the extent that Buyer will otherwise consent in writing, which consent will not be unreasonably withheld or delayed, from the date of this Agreement until Buyer’s entering into the New Lease , and subject to the rights of the tenant under the Lease Agreement, Seller shall conduct the Business in the ordinary course consistent with past practices including (i) exercising its commercially reasonable efforts to maintain good relationships with customers, suppliers and employees, (ii) paying its accounts payable consistent with past practice and in any event before these become delinquent and (iii) exercising its commercially reasonable efforts to maintain the Assumed Contracts in good standing.

5.2 Conduct of the Business Prior to Closing. Except as contemplated by this Agreement or to the extent that Buyer will otherwise consent in writing, which consent will not be unreasonably withheld or delayed, from the date of this Agreement until Closing or (iii) until this Agreement is otherwise terminated in accordance with its terms (whichever occurs first), Seller shall:

(a) not sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing Contracts or (ii) in the ordinary course consistent with past practices;

(b) not enter into any Contracts pertaining to the Business except such as are not intended to be Assumed Contracts; or

(c) not agree or commit to do any of the foregoing (a) – (b).

5.3 Notice of Certain Proceedings; Continuing Disclosure.

(a) Notice of Certain Proceedings. Seller shall promptly notify Buyer of any actions, suits, claims, investigations or proceedings commenced or, to Seller’s Knowledge, threatened against, or relating to or involving or otherwise affecting the Business or that relate to the consummation of the transactions contemplated by this Agreement or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 3.8 of this Agreement.

(b) Continuing Disclosure. Until the Closing Date, Seller shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement.

5.4 Confidentiality. For a period of three (3) years from the date of this Agreement, Seller and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Transaction Confidential Information or information concerning the Buyer or its Affiliates which is furnished to Seller or any of its Affiliates or to Seller’s investment advisor, in connection with the transactions contemplated by this Agreement, and from and after the Closing Date, all Confidential Information concerning the Business, except to the extent that such information can be shown to have been (a) in the public domain through no fault of Seller or any of its Affiliates or (b) later lawfully acquired by Seller on a non-confidential basis from sources other than Buyer or its Affiliates or agents, which sources, upon reasonable inquiry, owe no duty of confidentiality to Buyer or its Affiliates or agents; provided that Seller may disclose Confidential Information as required by applicable law, and such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially in accordance with this Agreement. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Seller and its Affiliates will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or its Affiliates or on their behalf concerning Buyer in connection with this Agreement that are subject to such confidence.

5.5 Current Evidence of Title.

(a) Within five days following the Effective Date, Seller shall deliver to Buyer a copy of any title policy or title search in Seller’s possession for each parcel of Real Property.

(b) Within thirty (30) days from the Effective Date, Buyer shall obtain from First American Title Insurance Company or other title insurance company acceptable to Buyer(the “Title Insurer”) by and through its agent, Trenam Kemker, P.A.:

(i) title commitment issued by the Title Insurer to insure title to the Real Property and insurable appurtenances, if any, in the amount of that portion of the Purchase Price allocated to the Real Property, as specified in the Allocation Statement, covering such Real Property, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner's policy of title insurance ( "Title Commitment"); and

(ii) to the extent available from the public records, complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the “Recorded Documents”) and cause the same to be delivered to Buyer; and

(iii) Seller hereby advises Buyer that based upon its review of a recent title search of the Real Property conducted in September, 2012, that fee simple title to the Real Property is encumbered by the easements and matters disclosed in Schedule 5.5 (b)(iii) attached hereto (“Existing Exceptions”), that the Existing Exceptions shall appear in the Title Commitment, and that Buyer shall have the right to review the same and object to the same, but notwithstanding anything herein to the contrary, that Seller shall have no obligation to remove or cure the same.

(c) Seller and Buyer shall each satisfy all requirements that are to be so satisfied by each party, as set forth in each Title Commitment as the Title Insurer’s requirements for issuing its respective title policy, on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Liens, but excluding those requirements that are to be met solely by Buyer). Buyer shall pay all costs for the owner's title insurance policy.

(d) If any of the following shall occur (collectively, a “Title Objection”):

(i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the Real Property covered by the Title Commitment;

(ii) any title exception is disclosed in Schedule B Section II to any Title Commitment that renders the Real Property described therein less than marketable. For the purposes of this Agreement, “marketable” shall mean fee simple ownership that is free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions (as defined herein). For the purposes of this Agreement, the term “Permitted Exceptions” shall mean: (A) current taxes not yet due and payable, (B) such other matters not objected to in writing by Buyer in Buyer’s Notice, (C) any of the Existing Exceptions to which Buyer may have objected but which were not cured by, and (D) all other items set forth on Schedule 5.5 to this Agreement; or

(iii) any survey disclosed matter that Buyer reasonably believes could materially and adversely affect Buyer’s use and enjoyment of the Real Property described therein;

then Buyer shall notify Seller in writing (the “Buyer’s Notice”) of such matters within twenty (20) days after receiving all of the Title Commitment, copies of Recorded Documents for the parcel of Real Property covered thereby and an updated survey of the Real Property.

(e) Seller shall use good faith efforts within twenty (20) days of Buyer’s Notice to cure each Title Objection and take all steps required by the Title Insurer to eliminate, or to commit in writing to eliminate each Title Objection as an exception to the Title Commitment (“Cure Period”), but in no event shall Seller be obligated to bring any lawsuits nor expend any sums of money other than to pay all delinquent real estate taxes or assessments and to remove any liens at Closing which have been reduced to a verified sum. In the event that Seller fails to remove or cure any of the Title Objections within the Cure Period, then Buyer shall have the sole option to either close the purchase contemplated by this Agreement without any diminution of the Purchase Price, notwithstanding the existence of such uncured Title Objections whereupon the same shall be deemed added to the Permitted Exceptions, or to terminate this Agreement by delivery of written notice to Seller whereupon the Deposit shall be refunded to Buyer and all rights and liabilities arising hereunder shall cease except those which shall survive the termination of this Agreement.

(f) Nothing herein waives Buyer's right to claim a breach of Section 3.6 of this Agreement or to claim a right to indemnification as provided in Section 10.2 of this Agreement if Buyer suffers Losses as a result of a misrepresentation of Seller with respect to the condition of title to the Real Property; provided that Buyer shall first seek to recover such Losses from the Title Insurer and Buyer's claim against Seller shall be reduced by the amount of such recovery.

(g) Notwithstanding anything contained herein to the contrary, Seller shall direct the Title Insurer to issue a title commitment (“Purchase Money Mortgagee Title Commitment”) for a simultaneous issuance of a mortgagee policy to insure the lien of the Purchase Money Mortgage and, at the direction of Buyer, a title commitment (“Second Mortgagee Title Commitment”) for the simultaneous issuance of another mortgagee policy to insure the lien of a second mortgage subordinate to the Purchase Money Mortgage, in the amount of approximately $1,700,000.00. Seller shall pay at Closing the cost of the premiums and all search fees for the owner’s policy insuring Buyer to be issued pursuant to the Title Commitment and for the mortgagee policy to be issued pursuant to the Purchase Money Mortgagee Title Commitment, and Buyer shall pay at Closing the cost of the premium for the mortgagee policy to be issued pursuant to the Second Mortgagee Title Commitment at a simultaneous issuance rate, plus any and all endorsements required by such lender. At or prior to Closing, Buyer and Seller each agree to use good faith diligent effort to cause the fulfillment of all requirements requiring the action of either Buyer or Seller, respectively, as set forth in the Title Commitments.

ARTICLE VI
COVENANTS OF BUYER

Buyer agrees that:

6.1 Confidentiality. Prior to the Closing Date and for a period of three (3) years after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all Confidential Information furnished to Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such Confidential Information and are directed by Buyer to treat such Confidential Information confidentially in accordance with this Agreement. In the event that any party is so compelled to disclose any Confidential Information pursuant to a subpoena, court order or otherwise pursuant to a Legal Requirement (such compulsion to disclose, a “Legal Order”), the party so compelled shall, to the extent permitted by law, provide prompt notice of such Legal Order to Seller so Seller may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If Seller is not successful in obtaining a protective order or other appropriate remedy and the party so compelled is, in the opinion of its counsel, required to disclose such Confidential Information or else be liable for contempt of court or other censure or liability, or if Seller waives compliance with the relevant provisions of this Section 6.1 in writing, the party so compelled may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the opinion of its counsel, to comply with the Legal Order. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf concerning Seller in connection with this Agreement that are subject to such confidence.

ARTICLE VII
COVENANTS OF BOTH PARTIES
The Parties agree that:

7.1 Further Assurances and Power of Attorney.

Further Assurances. After the Closing and subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets (other than the Real Property).

7.2 Certain Filings. Seller and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Buyer shall make all necessary filings and applications as required by applicable law, rule or regulation of any kind for obtaining the Required Permits on or before November 15, 2013, and diligently proceed and take such actions and making such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers in connection therewith. Seller shall exercise commercially reasonable efforts to obtain the Required Consents and to assist Buyer in obtaining the Required Permits.

7.3 Notices of Certain Events. Each Party shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

7.4 Mail and Payments Received After Closing; Inquiries. Following the Closing, Seller shall deliver or cause to be delivered to Buyer all mail received by Seller relating to the Purchased Assets. Buyer shall deliver or cause to be delivered to Seller all such mail received by Buyer which does not relate to the Purchased Assets. Seller shall promptly remit to Buyer any payment received by Seller on or after the Closing Date from customers or others relating to products shipped on or after the Closing Date. If such payment is in the form of a check, Seller shall endorse the check to Buyer. Seller shall promptly refer or transmit to Buyer any inquiry received relating to the Purchased Assets. Buyer shall promptly remit to Seller any payment received by Buyer on or after the Closing Date from customers or others relating to products shipped by or on behalf of Seller before the Closing Date. If such payment is in the form of a check, Buyer shall endorse the check to Seller. Buyer shall promptly refer or transmit to Seller any inquiry received not relating to the Purchased Assets. With respect to any payments received by Buyer on or after the Closing Date from Customers or others relating to products shipped by or on behalf of Seller before the Closing Date, such amounts will be remitted to Seller before being applied by Buyer to any Accounts Receivable of such particular customer related to sales made after the Closing Date for the applicable account debtor-customer.

7.5 Real Property Proration. Real estate taxes (discounted to the fullest extent as permitted by law for early payment) and, if applicable, rents, water and sewer charges, and fuel, gas, electricity, telephone and other utility charges, shall be prorated and adjusted to the date of the Closing (as of the close of business on the day immediately preceding the Closing Date). (It is understood that during the term of the New Lease, all utility charges shall be the obligation of Buyer, and to the extent the New Lease is in effect through Closing, such charges shall not be prorated as of Closing. If the amount of the current year’s taxes has not been established by the taxing authorities as of the Closing, taxes shall be prorated based on the most recent certificate of taxes issued by the taxing authorities (based on the maximum allowable discount permitted under law for early payment). Any special assessments imposed by any governmental agency or authority and which are noticed and existing as of the date hereof shall be satisfied by Seller at or prior to the Closing hereunder.

7.6 Damage or Destruction to Purchased Assets.

(a) Purchased Assets Covered by Insurance. In the event any of the Purchased Assets are damaged or destroyed prior to the Closing Date, and such affected Purchased Asset is covered by Seller’s insurance (except for the deductible amounts thereunder), then Buyer, at its option and sole discretion may either (i) terminate this Agreement if such damage is in excess of $10,000 or inhibits Buyer’s ability to operate the facility by November 15, 2013 or (ii) elect to have this Agreement remain in full force and effect and Buyer shall acquire the Purchased Assets and consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement. In such latter event, Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction, including all proceeds from unexpected expenses and business interruption coverage, except to the extent such amounts are expended prior to Closing to repair or restore the Purchased Assets in compliance with all Legal Requirements.

(b) Purchased Assets Not Fully Covered by Insurance. In the event any of the Purchased Assets are damaged or destroyed prior to the Closing Date, and such damage or destruction is not fully covered (excluding the deductible amounts thereunder) by Seller's insurance, then Buyer, at its option and sole discretion may either (i) terminate this Agreement if such damage is in excess of $10,000, or (ii) elect to have this Agreement remain in full force and effect and the transaction contemplated by this Agreement shall be consummated with Buyer receiving a credit against the Purchase Price at the Closing in an amount equal to any deductible amount, co-insurance payment or other uninsured portion of the reasonable cost (but less any sums expended by Seller for interim repairs or restorations) as reflected by good faith estimates or bids submitted by contractors or valuation appraisers mutually acceptable to Seller and Buyer, to repair such damage or destruction or replace such damaged Personal Property with like-kind property, not to exceed in the aggregate the total sum of $100,000. Buyer must elect such option by written notice to Seller within fifteen (15) days following the date of such loss or casualty event and the Closing date shall be deferred as necessary to accommodate such estimation or appraisal.

(c) Condemnation. If condemnation proceedings are commenced or threatened in writing against any of the Purchased Assets, and such proceedings could reasonably be expected to have a Material Adverse Effect on the Business, then Buyer, at its option and sole discretion may either (i) terminate this Agreement or (ii) elect to have this Agreement remain in full force and effect and Buyer shall acquire all of the Purchased Assets including the portion subject to condemnation proceedings and any insurance or condemnation proceeds shall be payable to Buyer, and Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to any portion of such loss which is not payable from insurance or condemnation proceeds (including the amount of the deductible). In such latter event, Seller shall not settle or adjust any insurance or condemnation claim without Buyer’s consent, which shall not be unreasonably withheld or delayed.

(d) Time for Election. Buyer shall have not less than 15 business days following the occurrence of the casualty or condemnation and notice from Seller of the availability of insurance proceeds or condemnation awards to make the foregoing elections.

7.7 No Agreement Regarding Benefit Plans. The Parties have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of Seller, or to make any amendments to any of the Benefit Plans, other than as may be required by law.

7.8 New Lease. Buyer and Seller will enter into the New Lease with Buyer as a tenant, as to the Real Property and all Personal Property located thereon. The form of the New Lease shall be negotiated by the parties and agreed to within ten (10) business days following the Effective Date failing which either party may elect to terminate this Agreement by written notice to the other whereupon the Deposit shall be returned to Buyer and all rights and liability arising hereunder shall cease except those which are to survive such termination as expressly provided herein. Notwithstanding anything herein to the contrary, the New Lease shall include the following terms and conditions:

(a) The term shall commence the later of June 15, 2013 or the date that Seller is able to deliver possession of the Real Property following the termination of the Lease Agreement, and shall terminate upon the earlier of the Closing or the termination of this Agreement; (b) the tenant shall not have the right to make any improvements to the Real Property nor to alter any of the existing improvements located on the Real Property without the prior written consent of landlord, which consent shall not be unreasonably withheld provided adequate assurance is made that no notices of commencements or unpaid contractors liens shall be filed against the Real Property which shall survive Closing or the termination of this Agreement; c) the tenant shall pay monthly rent to the landlord in the amount of $2,500.00 per month plus state sales taxes to Seller, as landlord; (c) the tenant shall be responsible for the payment of utility charges; (d) the tenant shall maintain commercial general liability insurance at limits of not less than $1,000,000 naming the landlord as additional insured, and shall undertake and perform all repairs necessitated by acts or negligence of tenant or its agents ; (e) shall contain the Florida statutory provision of prohibition of claims of liens from tenant’s contractors; (f) shall grant Buyer, as tenant, the right to conduct, at its expense, such inspections of the Real Property and Personal Property during the initial 30 days of the term of the lease (“Inspection Period”) to provide Buyer the opportunity to determine if the condition of the same is satisfactory to Buyer in Buyer’s sole discretion, and providing Buyer the right to terminate the lease and this Agreement and receive a return of the Deposit, by delivery of written notice to Seller of such termination, not later than five business days following the expiration of the Inspection Period; (g) contain a full indemnification of the landlord from any costs incurred during its investigations and from any injuries and damages and claims occurring on or about the Real Property arising from tenant’s investigations and from the use or occupation of the Real Property by tenant or its agents or invitees; (h) contain a full release of landlord from any loss or damage to tenant or tenant’s property while occupying the Real Property;; (i) shall prohibit any assignment or subletting; (j) shall restrict the use of the Real Property to the operation of the existing distillery; (k) that landlord shall be responsible for paying all real property taxes and assessments and for all property hazard insurance policies; and (l) and be in form otherwise commercially acceptable to Seller. .

ARTICLE VIII
TAX MATTERS

8.1 Tax Matters. Seller hereby represents and warrants to Buyer that:

(a) Transferee Liability. To Seller’s Knowledge, no state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any Liability for any Tax of any nature owed by Seller, including without limitation any wine or liquor taxes or sales taxes.

(b) Tax Payment. Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it prior to Closing which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien or claim on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

8.2 Tax Cooperation; Allocation of Taxes.

(a) Further Information and Assistance. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all tax returns, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2(a). In addition, each Party agrees to afford the other reasonable access to such records during normal business hours upon reasonable advance notice.

(b) Apportioned Obligations. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the date of the Closing Date based on the number of days of such taxable period included in the pre-closing period and the number of days of such taxable period included in the post-closing period, equitably adjusted if necessary to reflect changes in taxable assets as between the pre-closing period and post-closing period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.2(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the post-Closing period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the pre-closing period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the pre-closing period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.2(b), the other Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within such 30-day period shall bear interest at the highest rate permitted by law.

(c) Transfer Taxes/ Taxes on Purchase Money Note and Mortgage. Seller shall pay all transfer, documentary, sales, use, stamp or other taxes assessed upon or with respect to the transfer of the Real Property to Buyer and the cost to record the deed.  Buyer shall pay all documentary stamp tax and all intangible taxes on the Purchase Money Note and Purchase Money Mortgage, and all costs to record the Purchase Money Mortgage and all related UCC filings, and all costs associated with the second mortgage.

(d) No New Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b) Each Party shall have executed and delivered each of the Ancillary Agreements to be entered into by it, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to this Agreement.

(c) This Agreement shall not have been terminated in accordance with its terms.

(d) No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any action have been taken by any governmental entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which prohibits, makes illegal, or enjoins the consummation of the transactions contemplated by this Agreement.

9.2 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(b) Subject to the cure provisions of Section 12.1(f) of this Agreement, the representations and warranties of Seller contained in this Agreement at the time of its execution and delivery, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect;

(c) Buyer shall have received a certificate signed by an officer of Seller as to Sections 9.2(a) and (b) of this Agreement;

(d) Seller shall have executed and delivered to Buyer certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

(e) Buyer shall have received binding commitments to issue policies of title insurance consistent with Section 5.5 of this Agreement, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Real Property, deleting all requirements of Seller as listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between Closing and recordation, deleting or insuring over Title Objections that were committed by Seller to be so cured or removed reflect the Permitted Exceptions and otherwise in form reasonably satisfactory to Buyer insuring Buyer’s interest in each parcel of Real Property to the extent required by Section 5.5 of this Agreement.

(f) Seller shall transfer good title to the Real Property by Special Warranty Deed subject to the Permitted Exception, and to all other Purchased Assets, free and clear of any lien or encumbrance (including any capital lease). Seller shall pay in full any capital leases and shall take title to any leased machinery and equipment included in the Purchased Assets for purposes of conveying such machinery and equipment to Buyer in accordance herewith;

(g) As of the Closing Date or, if sooner, the commencement of the New Lease, the Purchased Assets will be in substantially the same condition as they are on the date of this Agreement, reasonable wear and tear and, to the extent accepted by Buyer as provided in this Agreement, casualty excepted. There shall be no material adverse change in the physical condition of the Purchased Assets (due to casualty, environmental contamination or otherwise) from the completion of due diligence on such physical condition to either the date of Closing or the commencement of the term of the New Lease, whichever is sooner;

(h) Buyer shall have obtained any federal, state, and local licenses, permits, and approvals including the Required Permits that are required to conduct the Business as it is presently being conducted;

(i) There will be no outstanding judgments or orders against Seller or the Purchased Assets nor will there be any conditions which could reasonably be expected to interfere adversely with the conduct by Buyer of the Business immediately after Closing including without limitation any violation of applicable laws;

(j) Any consent required from any third party to the transfer of a Purchased Asset will have been obtained;

(k) Seller shall have paid all Taxes, including any applicable Excise Taxes on liquor and wine products due and payable on or prior to the Closing Date;

(l) Henry Kasprow and any other family members of Mr. Kasprow residing on the Real Property shall have vacated the Real Property after the Effective Date; and

(m) Seller has delivered a written notice of termination to the tenant under the Lease Agreement on April 30, 2013. .

9.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

(b) Subject to the cure provisions of Section 12.1(g) of this Agreement, the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(d) Seller shall have received a certificate signed by an officer of Buyer as to Section 9.3(a) and (b) of this Agreement.

ARTICLE X
SURVIVAL; INDEMNIFICATION

10.1 Survival. The covenants, agreements, representations and warranties of the Parties contained in this Agreement delivered pursuant hereto or thereto or in connection herewith or therewith, and the indemnity obligations for the inaccuracy or breach of the representations, warranties, covenants and agreements of this Agreement, shall terminate on, and no claim or cause of action with respect thereto may be brought, after the first anniversary of the Closing Date (except to the extent otherwise provided in this Agreement, and except with respect to:

(a) Section 3.6 (Real Property) which shall not survive Closing;

(b) Sections 3.13 (Environmental Compliance) shall survive until the third anniversary of the Closing Date;

(c) Sections 3.1 (Corporate Existence and Power), 3.15 (Finders’ Fees), 4.1 (Corporate Existence and Power), 4.6 (Finders’ Fees) and 8.1 (Tax Matters) and claims for fraud, which shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations; and

(d) All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing Date will survive the Closing Date in accordance with their terms.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.2 of this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. This Section 10.1 shall not apply to covenants and agreements to be performed after the Closing or upon termination of this Agreement.

10.2 Indemnification.

(a) Seller’s Indemnification of Buyer. Subject to the provisions of this Article X, Seller hereby indemnifies Buyer and its Affiliates and their respective shareholders, members, officers, directors, employees, agents and attorneys (the “Buyer Group”) against and agrees to hold them harmless from any and all Damages incurred or suffered by Buyer Group arising out of:

(i) any misrepresentation or breach of warranty made by Seller pursuant to this Agreement;

(ii) any breach of any covenant or agreement made by Seller pursuant to this Agreement;

(iii) the failure or alleged failure of Seller to assume full responsibility for any Excluded Liability; and

(iv) the failure to comply with any provision of applicable bulk sales or similar laws.

(b) Buyer’s Indemnification of Seller. Subject to the provisions of this Article X, Buyer hereby indemnifies Seller and its Affiliates and their respective shareholders, members, officers, directors, employees, agents and attorneys (“Seller Group”) against and agrees to hold them harmless from any and all Damages incurred or suffered by Seller Group arising out of:

(i) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement;

(ii) any breach of any covenant or agreement made by Buyer pursuant to this Agreement;

(iii) any claim or any action arising out of or related to the operation or ownership of the Purchased Assets and/or the Business, if and to the extent that such claim or action arises out of the operation or ownership of the Purchased Assets and/or the Business after the Closing Date, including any Liability under the WARN Act.

10.3 Limitation of Indemnification.

(a) Limitation of Seller’s Indemnification of Buyer. Notwithstanding any other provision in this Agreement to the contrary (i) Seller shall not be liable under Section 10.2(a)(i) of this Agreement (A) unless the aggregate amount of Damages attributable to the events or facts (including a series of related events or facts) that resulted in such misrepresentation or breach of warranty or covenant (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to claim for indemnity hereunder) (an “Event of Loss”) is $10,000 or more (a “Material Loss”) and (B) the aggregate amount of Damages with respect to all Material Losses exceeds $10,000 and then only to the extent of such excess and (ii) Seller’s maximum aggregate liability under Section 10.2(a)(i) of this Agreement shall not exceed the amount outstanding under the Purchase Money Note and Mortgage to which Buyer shall have a right of set-off.

(b) Limitation of Buyer’s Indemnification of Seller. Notwithstanding any other provision in this Agreement to the contrary, (i) Buyer shall not be liable under Section 10.2(b)(i) and/or (ii) of this Agreement unless (A) the Event of Loss is a Material Loss and (B) the aggregate amount of Damages with respect to all Material Losses exceeds $10,000.00 and then only to the extent of such excess and (ii) Buyer’s maximum liability under Section 10.2(b)(i) and (ii) of this Agreement shall not exceed $2,700,000 Dollars.

10.4 Procedures. Any Party seeking indemnification under this Article X (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of a claim for indemnification hereunder; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby. If the claim for indemnification relates to a Third Party Claim, the Indemnifying Party may, if it so elects, participate in and control the defense of any Third Party Claim at its own expense. If the Indemnifying Party assumes control of the defense of any Third Party Claim, the Indemnifying Party shall not be liable under this Article X for any fees or any other expenses with respect to the defense of such Third Party Claim incurred by the Indemnified Party or any compromise or settlement effected by the Indemnified Party without the Indemnifying Party’s written consent. Notwithstanding the foregoing, whether or not the Indemnifying Party assumes the defense of a Third Party Claim, (a) if the Indemnified Party reasonably determines in good faith that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or (b) the Indemnified Party’s counsel advises the Indemnified Party in writing, with a copy delivered to Seller, that there is a conflict of interest that could make it inappropriate or inadvisable under applicable standards of professional conduct to have common counsel, then the Indemnified Party may, by written notice to the Indemnifying Party, at its own expense, participate in, but not control, the defense, compromise or settlement of such Third Party Claim, provided that the Indemnified Party shall not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent. The Party controlling the defense of any third party suit, action or proceeding shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. Notwithstanding anything to the contrary in this Agreement, if a settlement offer solely for money damages is made by a third party and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the total amount called for by such offer (subject to the limitations in Section 10.3 of this Agreement), and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept or (B) the aggregate Damages of the Indemnified Party with respect to such Third Party Claim (subject to the limitations in Section 10.3 of this Agreement).

10.5 No Waiver. No waiver of a closing condition by Buyer or Seller shall limit its rights under Section 10.2 of this Agreement.

10.6 Mitigation of Damages. Each Indemnified Party shall, to the extent practicable and reasonably within its control, make good faith, reasonable efforts to mitigate any Damages incurred by it. The Indemnifying Party(ies) shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party(ies) to the extent reasonably possible, to take reasonable actions to minimize Damages before such Damages actually are incurred by the Indemnified Party(ies).

10.7 Subrogation. If an Indemnifying Party makes any payment under this Article X in respect of any Damages, such Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Damages.

10.8 Exclusive Remedy. Subject to the provisions of this Article X, the Parties acknowledge and agree that, except as set forth in Section 12.2 of this Agreement or for claims based on fraud or criminal acts or Section 10.2(a)(iii) of this Agreement or Section 10.2(b)(iii) of this Agreement: (a) the foregoing indemnification provisions in this Article X shall be the exclusive remedy for Damages arising out of this Agreement and the transactions contemplated hereby; and (b) each Party hereby waives (on behalf of itself and the applicable Indemnified Parties) any other rights, remedies or claims of any nature whatsoever in respect of Damages relating to or arising in connection with this Agreement or the transactions contemplated hereby, whether for indemnification, breach of contract, tort, set-off, rescission or under any other legal theory.

ARTICLE XI
EXCLUSIVITY

11.1 Non-Negotiation. Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

11.2 Notice of Contact. In addition to the other obligations under this Article XI, Seller shall promptly (and in any event within two Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

11.3 Damages. Seller agrees that the rights and remedies for noncompliance with this Article XI shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

ARTICLE XII
TERMINATION

12.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) subject to applicable cure periods, by Buyer by reason of the failure of a condition to Buyer’s obligation to close;

(c) subject to applicable cure periods, by Seller by reason of the failure of a condition to Seller’s obligation to close;

(d) by either Buyer or Seller if the Closing shall not have been consummated at of the time for Closing specified in Section 2.7; provided that such termination right shall not be available to a Party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date;

(e) by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(f) by Buyer, if Seller shall have materially breached or failed to perform any of its representations, warranties or covenants or other agreements contained in this Agreement, subject to the cure provisions, which breach or failure to perform is not cured within twenty (20) Business Days following notice of such breach from Buyer, or, if such breach or failure cannot be cured within twenty (20) Business Days, Seller has not commenced reasonable efforts to cure such breach or failure and has not agreed to assume full financial responsibility thereto or has not taken action to cure such breach or failure pursuant to cure provisions of this Agreement; and

(g) by Seller, if Buyer shall have materially breached or failed to perform any of its respective representations, warranties or covenants or other agreements contained in this Agreement, which breach or failure to perform is not cured within twenty (20) Business Days following receipt of written notice of such breach from Seller, or, if such breach or failure cannot be cured within twenty (20) Business Days, Buyer has not commenced reasonable efforts to cure such breach or failure and has not agreed to assume full financial responsibility thereto.

The Party desiring to terminate this Agreement pursuant to clauses (b) or (c) shall give notice of such termination to the other Party.

12.2 Effect of Termination. If this Agreement is terminated as permitted by Section 12.1 of this Agreement, such termination shall be without liability of either Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party; provided that if such termination shall result from the willful failure of any Party to fulfill a condition to the performance of the obligations of another Party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any Party, such Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or breach. The provisions of Sections 5.4 (Confidentiality), 6.1 (Confidentiality), this Section 12.2 and Article XII of this Agreement shall survive any termination hereof pursuant to Section 12.1 of this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered by hand, (b) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (c) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (d) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice and in each case under (a) –(d) above with copy by email transmission to the email addresses set forth below, but with the effectiveness of the notice to be governed by the provisions of (a) – (d):

if to Seller, to:

V-3 JOINT VENTURE, LLC
__________________________
__________________________
__________________________
__________________________
__________________________
__________________________
__________________________

With a copy to (which shall not constitute notice):

TRENAM KEMER,
P.A..101 E. Kennedy Blvd.,
Suite 2700Tampa, FL 33602
Attn: Lara Fernandez, Esq.
Email; LFernandez@trenam.com
__________________________
__________________________
__________________________

if to Buyer, to: Panache Distillery, LLC 40 W. 23rd St., 2nd Floor New York, NY 10010	with a copy to (which shall not constitute notice): Brett Verona The Verona Firm, PLLC PO Box 18191 Tampa, FL 33679

13.2 Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets of Buyer or Seller) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect. Buyer may designate in a writing provided to Seller prior to the Closing an Affiliate of Buyer to take title to the Purchased Assets and perform other obligations under this Agreement, and upon such designation, for such purposes, the term "Buyer" shall mean such designated subsidiary or subsidiaries; and Buyer shall be released from all of its obligations hereunder. Notwithstanding the foregoing, Seller shall permit Buyer to collaterally assign this Agreement to a lender providing financing in connection with this Agreement.

13.3 Amendments. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Buyer and Seller. Any provision of this Agreement may be waived by Buyer or Seller if the waiver is in writing and signed by the Party to be bound.

13.4 No Waivers. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.5 Expenses. Subject to Sections 8.2(b) and 8.2(c) of this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

13.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.7 Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Florida, without regard to the conflicts of law rules of such state.

13.8 Counterparts; Effectiveness. This Agreement may be executed in one (1) or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.9 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by either Party. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the Parties any rights or remedies hereunder, other than the Indemnified Parties pursuant to Article X of this Agreement.

13.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.11 Equitable Remedies. Each of the Parties acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Party of any provision of this Agreement, then the other Party shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond or (b) or to a decree for specific performance of the provisions of this Agreement, or both.

13.12 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

13.13 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief which such Party or Parties may be entitled. Attorneys’ fees shall include paralegal fees, investigative fees, administrative costs, sales and use taxes and all other reasonable charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

13.14 Jurisdiction. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida or the United States District Court, wherein the Property is located. Each Party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

13.15 No Construction Against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against either Party on the basis that such Party, or its counsel, drafted this Agreement.

13.16 Certain Disclaimers.

(a) No Additional Representations of Seller. Buyer acknowledges that Seller has not made or does not make any representation or warranty, express or implied, except as set forth in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR SECTION 8.1 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE BUSINESS OR ANY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR OPERATIONS OF THE BUSINESS, AND SELLER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b) No Additional Representations of Buyer. Seller acknowledges that Buyer has not made or does not make any representation or warranty, express or implied, except as set forth in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER OR THE BUSINESS OR ANY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR OPERATIONS OF THE BUSINESS, AND BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

13.17 JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATED TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISIONS. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

13.18 Radon Gas Disclosure. RADON IS A NATURALLY RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING 1N SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

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Exhibits

Exhibit A	Form Bill of Sale and Assignment and Assumption Agreement

Schedules

Schedule 2.1(a)	Real Property
Schedule 2.1(b)	Personal Property
Schedule 2.1(d)	Assumed Contracts
Schedule 2.1(e)	Deposits
Schedule 2.1(f)	Prepaid Expenses and Deposits
Schedule 3.8	Litigation
Schedule 3.9	Material Contracts
Schedule 3.10	Insurance Coverage
Section 3.11(a)(i)	Permits
Schedule 3.11(a)(ii)	Transferable Permits (if any)
Schedule 3.13(b)	Environmental Permits
Schedule 3.17	Compliance with Legal Requirements
Schedule 5.5	Permitted Exceptions
Schedule 5.5 (b)(iii)	Existing Exceptions
Schedule 7.2	Filings

Schedule 2.1 (a)

Tract 1:

A portion of the Northeast 1/4 of Section 11, Township 25 South, Range 16 East, Pasco County, Florida, being further described as follows:

Commence at the Northeast corner of the Northeast 1/4 of said Section 11; thence run along the East boundary line of the Northeast 1/4 of said Section 11, South 00°16'53" East, a distance of 139.20 feet to the South right-of-way line of State Road No. 52, as it is now established; thence along the South right-of-way line of said State Road No. 52, North 89°38'01" West, a distance of 33.90 feet to the West right-of-way line of Plaza Drive, as it is now established; thence along the West right-of-way line of said Plaza Drive, South 00°02'12" East, a distance of 750.02 feet for a POINT OF BEGINNING, said Point of Beginning being a distance of 750.00 feet South of the South right-of-way line of said State Road No. 52, said 750.00 feet being measured at right angles to the South right-of-way line of said State Road 52; thence continue along the West right-of-way line of said Plaza Drive, South 00°02'12" East, a distance of 250.00 feet; thence parallel with the South right-of-way line of said State Road No. 52, North 89°38'01" West, a distance of 1032.22 feet; thence parallel with the West right-of way line of said Plaza Drive, North 00°02'12" West, a distance of 250.00 feet; thence parallel with the South right-of-way line of State Road No. 52, South 89°38'01" East, a distance of 1032.22 feet to the POINT OF BEGINNING.

LESS the following described portion for road right of way:

A tract of land located in the Northeast 1/4 of Section 11, Township 25 South, Range 16 East, Pasco County, Florida, being more particularly described as follows:

Commencing at the Northeast corner of Section 11; thence South 00°16'53" East, along the East boundary of Section 11, a distance of 139.23 feet; thence South 89°38'01" West, a distance of 33.90 feet to a point, said point being on the existing Westerly right-of-way line of Little Road and the existing Southerly right-of-way of Gulf Boulevard (SR. 52); thence South 00°02'12" East, a distance of 750.02 feet to the grantors Northeast property corner for a POINT OF BEGINNING; thence continue South 00°02'12" East, a distance of 250.00 feet; thence North 89°38'01" West, a distance of 14.49 feet; thence North 00°57'43" West, a distance of 250.06 feet; thence South 89°38'01" East, a distance of 18.53 feet to the POINT OF BEGINNING.

AND

Tract 2

=

Schedule 5.5 (b)(iii)

Existing Exceptions

1.	Ad valorem taxes and assessments for the year of closing and subsequent years;

2.	Matters which would be shown by an accurate survey

3.	Certificate of Establishing Water Basin Boundaries of the Southwest Florida Water Management District recorded in Official Records Book 190, page 91, of the public records of Pasco County, Florida.

4.	Distribution Easement in favor of Florida Power Corporation, a Florida corporation recorded in Official Records Book 1092, page 888, of the public records of Pasco County, Florida.

5.	Sewer Easement referenced in Warranty Deed recorded in Official Records Book 1166, page 1259, and recorded in Official Records Book 1206, page 97, of the public records of Pasco County, Florida.

6.
Telephone Distribution Easement Deed/Corporation in favor of GTE Florida Incorporated, a Florida corporation recorded in Official Records Book 2060, page 513, of the public records of Pasco County, Florida.

Schedule 2.1(a)
Real Property

Address: 11807 Little Road, Port Richey, Florida 34668

Legal description:

Tract 1:

A portion of the Northeast 1/4 of Section 11, Township 25 South, Range 16 East, Pasco County, Florida, being further described as follows:

Commence at the Northeast corner of the Northeast 1/4 of said Section 11; thence run along the East boundary line of the Northeast 1/4 of said Section 11, South 00°16'53" East, a distance of 139.20 feet to the South right-of-way line of State Road No. 52, as it is now established; thence along the South right-of-way line of said State Road No. 52, North 89°38'01" West, a distance of 33.90 feet to the West right-of-way line of Plaza Drive, as it is now established; thence along the West right-of-way line of said Plaza Drive, South 00°02'12" East, a distance of 750.02 feet for a POINT OF BEGINNING, said Point of Beginning being a distance of 750.00 feet South of the South right-of-way line of said State Road No. 52, said 750.00 feet being measured at right angles to the South right-of-way line of said State Road 52; thence continue along the West right-of-way line of said Plaza Drive, South 00°02'12" East, a distance of 250.00 feet; thence parallel with the South right-of-way line of said State Road No. 52, North 89°38'01" West, a distance of 1032.22 feet; thence parallel with the West right-of way line of said Plaza Drive, North 00°02'12" West, a distance of 250.00 feet; thence parallel with the South right-of-way line of State Road No. 52, South 89°38'01" East, a distance of 1032.22 feet to the POINT OF BEGINNING.

LESS the following described portion for road right of way:

A tract of land located in the Northeast 1/4 of Section 11, Township 25 South, Range 16 East, Pasco County, Florida, being more particularly described as follows:

Commencing at the Northeast corner of Section 11; thence South 00°16'53" East, along the East boundary of Section 11, a distance of 139.23 feet; thence South 89°38'01" West, a distance of 33.90 feet to a point, said point being on the existing Westerly right-of-way line of Little Road and the existing Southerly right-of-way of Gulf Boulevard (SR. 52); thence South 00°02'12" East, a distance of 750.02 feet to the grantors Northeast property corner for a POINT OF BEGINNING; thence continue South 00°02'12" East, a distance of 250.00 feet; thence North 89°38'01" West, a distance of 14.49 feet; thence North 00°57'43" West, a distance of 250.06 feet; thence South 89°38'01" East, a distance of 18.53 feet to the POINT OF BEGINNING.

AND

1

Tract 2

2

=

Schedule 2.1(b)
Personal Property

[Attach personal property list, if available]

3

Schedule 2.1(d)
Assumed Contracts

None.

4

Schedule 2.1(e)
Prepaid Expenses and Deposits

None.

5

Schedule 3.8
Litigation

None.

6

Schedule 3.9
Material Contracts

Seller is not a party to any Contract pertaining to the Business other than the Agreement.

7

Schedule 3.10
Insurance Coverage

Policy issued by Underwriters at Lloyd’s, London, Certificate No. WP3001583, covering certain of the Real Property and Personal Property

8

Section 3.11(a)(i)
Permits

Seller is not aware of any Permits required to allow for Buyer’s use, production and distillation of alcohol and alcohol products on the Real Property other than those Permits that Buyer mentioned to Seller in conversations preceding the execution of the Agreement.  Seller does not hold any such Permits.

9

Schedule 3.13(b)
Environmental Permits

None.

10

Schedule 3.17
Compliance with Legal Requirements

None.

11

Schedule 5.5
Other Title Exceptions

None.

12

Schedule 5.5(b)(iii)
Existing Exceptions

1.	Ad valorem taxes and assessments for the year of closing and subsequent years;

2.	Matters which would be shown by an accurate survey

3.	Certificate of Establishing Water Basin Boundaries of the Southwest Florida Water Management District recorded in Official Records Book 190, page 91, of the public records of Pasco County, Florida.

4.	Distribution Easement in favor of Florida Power Corporation, a Florida corporation recorded in Official Records Book 1092, page 888, of the public records of Pasco County, Florida.

5.	Sewer Easement referenced in Warranty Deed recorded in Official Records Book 1166, page 1259, and recorded in Official Records Book 1206, page 97, of the public records of Pasco County, Florida.

6.
Telephone Distribution Easement Deed/Corporation in favor of GTE Florida Incorporated, a Florida corporation recorded in Official Records Book 2060, page 513, of the public records of Pasco County, Florida.

7.	Easements, restrictions and other matters revealed by the plat of Griffin Park, filed in Plat Book 2, Page 78 and 78 A, Public Records of Pasco County, Florida (as to Tract 2).

13